Exhibit 10

SAUER-DANFOSS INC.

FINAL AVERAGE PAY SUPPLEMENTAL RETIREMENT BENEFIT PLAN

As Amended and Restated Generally Effective September 11, 2007

SAUER-DANFOSS INC.

FINAL AVERAGE PAY SUPPLEMENTAL RETIREMENT BENEFIT PLAN

As Amended and Restated Generally Effective September 11, 2007

1.                                       Establishment and Purpose.

a.             Establishment.  The Sauer-Danfoss Inc. Final Average Pay Supplemental Retirement Benefit Plan (formerly known as the Sauer-Sundstrand Supplemental Retirement Benefit Plan for Certain Key Executives) (the “Plan”) was initially adopted May 11, 1992, and was subsequently amended effective January 1, 2004.  The Plan is hereby amended and restated as set forth herein, effective September 11, 2007, in order to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004 and the Final Regulations thereunder.

b.             Purposes.  The purposes of the Plan are as follows:

i.              Restoration of Pension Plan Benefits.  To restore the intended operation of the Pension Plan for a select group of management or highly compensated employees of the Company by replacing retirement benefits lost thereunder due to:

A.            a Section 401(a)(17) Limitation, if any; and/or

B.            a Section 415 Limitation, if any.

ii.             Unfunded Plan.  To be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of §§201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

2.                                       Definitions.

Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized:

a.             “Cash Balance Employee” means a participant in the Pension Plan for whom all or a portion of the retirement benefit under the Pension Plan is computed under the cash balance formula.

b.             “Cause” means:

i.              as such term is defined in the Eligible Executive’s Employment Agreement, if any; OR

ii.             if such Eligible Executive does not have an Employment Agreement which defines Cause, then Cause shall mean:

A.            the willful failure of the Eligible Executive to perform his material duties with the Company, and which failure is not cured (if capable of cure) within 15 days after receipt by the Eligible Executive of written notice from the Company of such failure, which notice identifies the manner in which the Eligible Executive has willfully failed to perform;

B.            gross negligence or willful misconduct in the performance of the Eligible Executive’s duties;

C.            the engaging by the Eligible Executive in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise, such as actual or attempted theft or embezzlement of Company assets;

D.            the conviction (treating a nolo contendere plea as a conviction) of the Eligible Executive of any crime or offense constituting a felony (whether or not any right to appeal has been or may be exercised);

E.             use of illegal drugs;

F.             commission or an act of moral turpitude that in the judgment of the Board of Directors of the Company can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of the Eligible Executive to perform the Eligible Executive’s duties; or

H.            breach of fiduciary duty to the Company.

c.             “Code” means the Internal Revenue Code of 1986, as amended.

d.             “Committee” shall mean the Compensation Committee of the Board of Directors of Sauer-Danfoss Inc.

e.             “Company” shall mean Sauer-Danfoss Inc. or any subsidiary or other entity which, together with Sauer-Danfoss Inc., would constitute a single employer under Code Section 414, as amended.

f.              “Earnings” means an Eligible Executive’s “Considered Compensation” (as such term is defined in the Pension Plan).

g.             “Eligible Executive” means an employee of the Company who:

i.	is not a Cash Balance Pay Employee under the Pension Plan;

ii.	solely has his/her accrued benefit under the Pension Plan computed based on the Final Average Pay Formula;

iii.	is fully vested under the Pension Plan; and

iv.	is selected by the Committee to receive a Supplemental Retirement Benefit under Section 4 of this Plan.

h.             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

i.              “Initial Eligibility Date” means, pursuant to Regulation Section 1.409A-2(a)(7)(iii), the first day of the Eligible Executive’s taxable year immediately following the first year the Company accrues a benefit for him/her under the Plan.

j.              “Payment Date” means the Company’s first regular payroll date following the twelfth (12th) month anniversary of the date of the Eligible Executive’s Termination of Employment.

k.             “Pension Plan” means the Sauer-Danfoss Employees’ Retirement Plan which is a tax-qualified defined benefit retirement plan under the Code.

l.              “Pension Plan Retirement Benefit” means the benefit payable to an Eligible Executive pursuant to the Pension Plan.

m.            “Plan” means the Sauer-Danfoss Inc. Final Average Pay Supplemental Retirement Benefit Plan which is a nonqualified excess benefit supplemental retirement plan.

n.             “Pension Plan Survivor Benefit” means the Survivor Benefit (as such term is defined under Article IX or any successor article of the Pension Plan) payable to the Surviving Spouse of the Eligible Executive under the Pension Plan.

o.             “Savings Plan” means the Sauer-Danfoss Employees’ Savings Plan which is a tax-qualified defined contribution retirement plan under the Code.

p.             “Section 401(a)(17) Limitation” means the limitation on Earnings taken into account under the Pension Plan imposed by Section 401(a)(17) of the Code, as such limitation is from time to time adjusted.

q.             “Section 415 Limitation” means the limitation on annual benefits that may be provided under the Pension Plan imposed by Section 415 of the Code, as such limitation is from time to time adjusted.

r.              “Supplemental Benefit” means a Supplemental Retirement Benefit or Supplemental Survivor Benefit, as the case may be, payable under the terms of the Plan.

s.             “Supplemental Retirement Benefit” means the benefit payable to an Eligible Executive under the Plan pursuant to Section 4 below.

t.              “Supplemental Survivor Benefit” means the benefit payable under the Plan with respect to the death of an Eligible Executive prior to such Eligible Executive’s Termination of Employment.

u.             “Surviving Spouse” of a deceased Eligible Executive means and shall be limited to the person who:

i.	was such deceased Eligible Executive’s spouse at the time of his or her death; and

ii.	was such deceased Eligible Executive’s spouse for at least one full year immediately prior to the date of death of such Eligible Executive.

v.             “Termination of Employment” means the severing of employment with the Company (determined without regard to Code Sections 414(m) and 414(o)), voluntarily or involuntarily, for any reason.  For the avoidance of doubt and by way of example only, if an Eligible Executive transfers employment to a subsidiary of the Company that is neither a member of a “controlled group” of corporations with the Company under Code Section 414(b), nor a trade or business under common control with the Company under Code Section 414(c), such Eligible Executive shall have incurred a Termination of Employment for purposes of this Plan to the extent required by Code Section 409A.  Whether an Eligible Executive incurs a Termination of Employment with a Company will be determined in accordance with the requirements of Code Section 409A.

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

3.             Participation.  An employee of the Company will be eligible for participation in this Plan when selected by the Committee as an eligible participant in this Plan. Such employee shall become an Eligible Executive on his or her Initial Eligibility Date.

4.                                       Supplemental Retirement Benefit.

a.             Amount.  The Supplemental Retirement Benefit payable to an Eligible Executive shall be a lump sum payment equal to the difference, if any, between subparagraph (i) and (ii) below:

i.              the monthly amount of the Pension Plan Retirement Benefit to which the Eligible Executive would have been entitled under the Pension Plan as of the Eligible Executive’s date of Termination of Employment, and computed as if such benefit was computed without giving effect to:

A.            the Section 415 Limitation; and/or
B.            the Section 401(a)(17) Limitation,

with such monthly annuity above then converted to a lump sum payment amount;

LESS

ii.             the sum of:

A.            the monthly amount of the Pension Plan Retirement Benefit actually payable to the Eligible Executive under the Pension Plan computed as of date of the Eligible Executive’s Termination of Employment, with such monthly annuity above then converted to a lump sum payment amount ; PLUS

B.            the aggregate amount of Employer Contributions (as such term is defined under the Savings Plan) as adjusted for earnings and losses under the Savings Plan as of the date of the Eligible Executive’s Termination of Employment; PLUS

C.            the aggregate amount of Matching Contributions (as such term is defined under the Savings Plan) as adjusted for earnings and losses under the Savings Plan as of the date of the Eligible Executive’s Termination of Employment.

Notwithstanding anything to the contrary in this Plan, the amount described above shall be either actuarially adjusted or reduced for commencement earlier than age 65 as generally provided for under the Pension Plan.  In determining the amount of any lump sum amount, the factors used under the Pension Plan shall apply.

b.             Timing of Distribution.  An Eligible Executive shall receive his/her Supplemental Retirement Benefit on the Payment Date.

c.             Form of Distribution.  An Eligible Executive shall receive his/her Supplemental Retirement Benefit in the form of a lump sum payment.

d.             Permitted Acceleration of Payment. Notwithstanding anything to the contrary in this Article 3, the distribution of all or a portion of an Eligible Executive’s Supplemental Retirement Benefit may be accelerated, with the consent of the Plan Administrator, under the following circumstances:

i.              To permit payment as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2));

ii.             To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

iii.            Upon a good faith, reasonable determination by the administrator, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

e.             Permitted Delay in Payments.   Distribution of an Eligible Executives’ Supplemental Retirement Benefit may be delayed solely to the extent if the making of the payment at the date specified under the Plan would jeopardize the ability of the Company to continue as a going concern.  In such situation, the Eligible Executives’ Supplemental Retirement Benefit shall be paid during the first taxable year of the Eligible Executive in which the making of the payment would not have such effect.

f.              Forfeiture of Supplemental Retirement Benefit.  Notwithstanding anything herein to the contrary in this Article 4, any Eligible Executive:

i.              who is terminated for Cause, or

ii.             who dies without a Surviving Spouse who is entitled to a Supplemental Survivor Benefit under Article 5,

shall forfeit all of his/her Supplemental Retirement Benefit otherwise payable to him/her under the Plan.

g.             Impact of Eligible Executive’s Death Upon Payment. Notwithstanding anything to the contrary in this Plan, the following provisions govern payment of benefits to other persons following an Eligible Executive’s death.

i.                                          Termination of Employment Followed by Subsequent Death BEFORE Payment Date.

If an Eligible Executive incurs a Termination of Employment other than death, and then subsequently dies before his/her Payment Date, then his/her Supplemental Retirement Benefit under this Section 4 shall be paid to his/her estate in a lump sum on the Eligible Executive’s Payment Date.

ii.             Death of Eligible Executive BEFORE He/She Incurs a Termination of Employment.

A.            Survived by Surviving Spouse.  If an Eligible Executive dies before he/she incurs a Termination of Employment other than death AND has a Surviving Spouse on his/her date of death, then his/her Supplemental Retirement Benefit under this Section 4 shall be forfeited and replaced and superseded only by any Supplemental Survivor Benefit to which the Surviving Spouse is entitled to under Section 5(a) below, if any; OR

B.            No Surviving Spouse.  If an Eligible Executive dies before he/she incurs a Termination of Employment other than death AND does NOT have a Surviving Spouse on his/her date of death, then his/her Supplemental Retirement Benefit under this Section 4 shall be forfeited.

5.                                       Supplemental Survivor Benefit.

a.             Amount.  If an Eligible Executive dies prior to his or her Termination of Employment under circumstances in which a Pension Plan Survivor Benefit (as such term is defined under the Pension Plan) is payable, then a Supplemental Survivor Benefit is payable to his or her Surviving Spouse as hereinafter provided.  The Supplemental Survivor Benefit payable to a Surviving Spouse shall be a lump sum payment equal to the difference, if any, between subparagraphs (i) and (ii) below:

i.              the monthly amount of the Pension Plan Survivor Benefit (as such term is defined under the Pension Plan) to which the Surviving Spouse would have been entitled under the Pension Plan if such benefit were computed without giving effect to:

A.            the Section 415 Limitation; and/or
B.            the Section 401(a)(17) Limitation,

with such monthly annuity above then converted to a lump sum payment amount;

LESS

ii.             the sum of:

A.            the monthly amount of the Pension Plan Survivor Benefit actually payable to the Surviving Spouse under the Pension Plan computed as of date of the Eligible Executive’s death, with such monthly annuity above then converted to a lump sum payment amount; PLUS

B.            the aggregate amount of Employer Contributions (as such term is defined under the Savings Plan) as adjusted for earnings and losses under the Savings Plan as of the date of the Eligible Executive’s death; PLUS

C.            the aggregate amount of Matching Contributions (as such term is defined under the Savings Plan) as adjusted for earnings and losses under the Savings Plan as of the date of the Eligible Executive’s death.

Notwithstanding the foregoing, the amount of an Eligible Executive’s Supplemental Survivor Benefit shall not be less than zero.  The amount described above shall be either actuarially adjusted or reduced for commencement earlier than the Eligible Executive’s attainment of age 65 as generally provided for under the Pension Plan.  In determining the amount of any lump sum amount, the factors used under the Pension Plan shall apply.  No Supplemental Survivor Benefit is payable with respect to an Eligible Executive who does not have a Surviving Spouse at the time of his/her death.

b.             Timing of Distribution.  A Surviving Spouse shall receive his/her Supplemental Survivor Benefit no later than ninety (90) days following the Eligible Executive’s date of death.

c.             Form of Distribution.  A Surviving Spouse shall receive his/her Supplemental Survivor Benefit in the form of a lump sum payment.

d.             Permitted Acceleration or Delay in Payments.  Notwithstanding the foregoing, the  distribution of an Eligible Executive’s Supplemental Survivor Benefit may be accelerated or delayed, with the consent of the Plan administrator, under the circumstances permitted with respect to Supplemental Retirement Benefits under Sections 4(d) or (e), as applicable.

6.                                       Administration of the Plan.

a.             Administration by the Committee.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  The Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions of the Plan administrator under the terms of the Plan.  To the extent that no such person or persons are appointed, the Committee shall serve as Plan administrator.

b.             General Powers of Administration.  The Committee shall have authority and discretion to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. The Committee may, in its discretion, delegate authority with regard to the administration of the Plan to any individual, officer or committee in accordance with paragraph (g) below.  Notwithstanding any other provision of the Plan, if an action or direction of any person to whom authority hereunder has been delegated conflicts with an action or direction of the Committee, then the authority of the Committee shall supersede that of the delegate with respect to such action or direction.

Without limiting the generality of the foregoing, and in addition to the other powers set forth in this paragraph (b), the Committee or its delegate shall have the following express authorities:

i.              To construe and interpret the provisions of the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election or designation made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;

ii.             To prescribe procedures to be followed by Eligible Executives or alternate payees in filing applications for benefits and any other elections, designations and forms required or permitted under the Plan;

iii.            To prepare and distribute information explaining the Plan;

iv.            To receive from the Company and from Eligible Executives and alternate payees such information as shall be necessary for the proper administration of the Plan;

v.             To furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

vi.            To appoint or employ advisors, including legal and actuarial counsel (who may also be counsel to the Company) to render advice with regard to any responsibility of the Employee Benefits Committee under the Plan or to assist in the administration of the Plan;

vii.           To designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including this power to designate other persons to carry out a part of such designated responsibility). Any such person may be removed by the Committee at any time with or without cause;

viii.          To rule on claims, and to determine the validity of domestic relations orders and comply with such orders; and

ix.            All rules, actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

c.             Rules of the Plan Administrator.  The Plan administrator may adopt such rules as it deems necessary, desirable or appropriate. When making a determination or calculation, the Plan administrator shall be entitled to rely upon information furnished by an Eligible Executive, the Company, the legal counsel of the Company, or such other person as it deems appropriate, and shall further be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

d.             Claims Procedure.  Any person who believes that he or she is then entitled to receive a benefit under the Plan may file a claim in writing with the Plan administrator.  Except to the extent the Committee adopts an alternate procedure for the review of claims, the procedures in this paragraph 9d) shall apply.  The Plan administrator shall, within ninety (90) days of the receipt of a claim, either allow or deny the claim in writing.  A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include:

i.              the specific reason or reasons for the denial;

ii.             specific references to pertinent Plan provisions on which the denial is based;

iii.            a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv.            an explanation of the Plan’s claim review procedure.

A claimant whose claim is denied (or his or her duly authorized representative) may, within sixty (60) days after receipt of denial of the claim:

A.            submit a written request for review to the Committee;
B.            review pertinent documents; and
C.            submit issues and comments in writing.

The Plan administrator shall notify the claimant of the decision of the Committee on review within sixty (60) days of receipt of a request.  No legal action may be commenced by an Eligible Executive with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal.

7.                                       Amendment or Termination.

a.             Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board of Directors or its delegate.

b.             Effect of Amendment or Termination.  No amendment or termination of the Plan shall directly or indirectly deprive any current or former Plan Eligible Executive or Surviving Spouse of all or any portion of any Supplemental Benefit payment which has commenced prior to the effective date of such amendment or termination or which would be payable if the Plan Eligible Executive terminated employment for any reason, including death, on such effective date.

8.                                       General Provisions.

a.             Funding.  The Plan at all times shall be entirely unfunded.  No Plan Eligible Executive, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and any such Plan Eligible Executive, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.  The Company may, however, set aside funds in a rabbi trust to provide benefits under the Plan.

b.             General Conditions.  Except as otherwise expressly provided herein, all terms and conditions of the Pension Plan applicable to a Pension Plan Retirement Benefit or a Pension Plan Survivor Benefit shall also be applicable to a Supplemental Benefit payable hereunder.  Any Pension Plan Retirement Benefit, Pension Plan Survivor Benefit or other benefit payable under the Pension Plan shall be paid solely in accordance with the terms and conditions of the Pension Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

c.             Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

d.             No Enlargement of Employee Rights.  No Plan Eligible Executive or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Plan Eligible Executive or to give any Plan Eligible Executive the right to be retained in the service of the Company.

e.             Non-alienation.  No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, levy, anticipation, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

f.              Applicable Law.  The Plan shall be construed and governed by the laws of the State of Iowa, to the extent not preempted by United States Federal law.

g.             Receipt; Incapacity of Recipient.  Any payment to any Eligible Executive or Surviving Spouse in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Plan, and the Plan administrator may require such Eligible Executive or Surviving Spouse, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

h.             Unclaimed Benefit.  Each Eligible Executive shall keep the Company informed of his or her current address and the current address of his or her spouse.  The Company shall not be obligated to search for the whereabouts of any person.  In the event any person who is entitled to a benefit from the Plan cannot be located and such benefit remains unpaid for one year after the date payment was due, the amount required to pay such benefit shall remain in the rabbi trust (if applicable) or else retained by the Company; provided, however, that if the person who is entitled to the benefit is subsequently located, the benefit shall be restored and paid to such person without provision for interest.

i.              Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Eligible Executive, former Eligible Executive or Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

Executed this 14th day of September, 2007.

SAUER-DANFOSS INC.

By:
Ronald C. Hanson, Vice President Human Resources

ATTEST:

By:
Kenneth D. McCuskey, Secretary